Exhibit 99.1

                 Cohesant Technologies Reports Record
              Sales and Earnings For the Fiscal Year and
    Record Earnings For the Fourth Quarter Ended November 30, 2004

    INDIANAPOLIS--(BUSINESS WIRE)--Dec. 16, 2004--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for the fiscal year and record earnings for the fourth quarter ended November 30, 2004.
    For the fiscal year ended November 30, 2004, net sales increased 12% to $19,312,180 from $17,276,183 for 2003. Net income increased 29%
to $1,802,267, or $.67 per diluted share, compared to $1,400,609, or $.54 per diluted share last year.
    For the fourth quarter, net income was $442,890, an increase of 10% over the $401,637 reported in the previous year. Fully diluted per share earnings were $.16 per common share in the current period compared to $.15 in the prior year quarter. Net sales for the quarter decreased 2% to $4,670,324 from $4,750,177 recorded in the comparable period last year. Although Equipment sales were stronger than the comparable period last year, inclement weather in key geographic areas delayed many construction projects and exhausted municipal maintenance budgets both of which contributed to a decrease in Material sales which offset the gains on the Equipment side of the business.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "This marks our 7th consecutive year of increased sales and earnings per share growth. A 14% increase in Equipment sales and a 7% increase in sales of Coatings and Grouts accounted for the growth in our annual sales totals. In addition, margin improvements on the Equipment side of our business and general cost-efficiency programs bolstered the bottom line growth. Cohesant's earnings are beginning to show the positive effects of our one-year old program to streamline our business processes. Our next goal is to bolster and enhance our sales growth in both our lines of business."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: GlasCraft, Inc., and Raven Lining Systems, Inc. GlasCraft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven and AquataPoxy line of high-performance coating systems. These systems provide corrosion protection and structural renewal when coating and rehabilitating all types of infrastructure in water, wastewater and industrial markets.

    (Table follows)



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                             Three Months Ended   Three Months Ended
                              November 30, 2004    November 30, 2003
----------------------------------------------------------------------
Net sales                             $4,670,324           $4,750,177

Income before income taxes               737,386              639,868

Net income                              $442,890             $401,637

Net income per share
   Basic                                   $0.17                $0.16
   Diluted                                 $0.16                $0.15

Average number of common
 shares outstanding
   Basic                               2,604,845            2,579,305
   Diluted                             2,720,859            2,653,422

----------------------------------------------------------------------
                             Twelve Months Ended  Twelve Months Ended
                              November 30, 2004    November 30, 2003
----------------------------------------------------------------------
Net sales                            $19,312,180          $17,276,183

Income before income taxes             2,901,034            2,205,359

Net income                            $1,802,267           $1,400,609

Net income per share
   Basic                                   $0.69                $0.54
   Diluted                                 $0.67                $0.54

Average number of common
 shares outstanding
   Basic                               2,593,759            2,575,971
   Diluted                             2,698,662            2,611,213


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.


    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611